Exhibit 10.11

Letter of Authorization

Guangdong Xingbang Industry Information & Media Co., Ltd.,

This is to authorize you to take charge of news gathering, soliciting contributions, publishing and advertising agency of Shopping Guide (China Ceramic Weekly) and Shopping Guide (Guzhen Lighting Weekly) under its uniform serial number (CN11-0219).

The authorized time is March 1, 2008 and the cooperation time is specified in the contract of both parties. If the contract time is extended, this Letter of Authorization will be automatically extended.

Shopping Guide Newspaper Office
Feb 28, 2008